
A350 AIRBUS

CIRCOR | Energy | Aerospace & Defense

Third Quarter 2016 Investor Review

Presented October 28, 2016

Safe Harbor

This presentation contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Reliance should not be placed on forward-looking statements because they involve unknown risks, uncertainties and other factors, which are, in some cases, beyond the control of CIRCOR. Any statements in this presentation that are not statements of historical fact are forward-looking statements, including, but not limited to, those relating to CIRCOR's future performance, the realization of cost reduction due to restructuring activity and achievement of management's guidance. Actual events, performance or results could differ materially from the anticipated events, performance or results expressed or implied by such forward-looking statements. BEFORE MAKING ANY INVESTMENT DECISIONS REGARDING OUR COMPANY, WE STRONGLY ADVISE YOU TO READ THE SECTION ENTITLED "RISK FACTORS" IN OUR MOST RECENT ANNUAL REPORT ON FORM 10-K AND SUBSEQUENT REPORTS ON FORM 10-Q WHICH CAN BE ACCESSED UNDER THE "INVESTORS" LINK OF OUR WEBSITE AT WWW.CIRCOR.COM. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

Within this presentation the Company uses non-GAAP financial measures, including adjusted net income, adjusted earnings per diluted share, adjusted operating income, adjusted operating margin, net debt and free cash flow. These measures are intended to serve as a complement to results provided in accordance with accounting principles generally accepted in the United States. CIRCOR believes that such information provides an additional measurement and consistent historical comparison of the Company's performance. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures is available in the Company's third-quarter 2016 news release available on its website at www.CIRCOR.com.

Figures labeled "Adjusted" exclude certain charges and recoveries. A description of these charges and recoveries and a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures is available in the Company's third-quarter 2016 news release available on its website at www.CIRCOR.com.

Critical Flow Solutions (CFS) Overview

Key Transaction Drivers

- **Differentiated technology and leading positions in niche markets**
- **Strong patent protection**
- **Diversification of CIRCOR's revenue base**
- **Increased exposure to high margin aftermarket sales with large installed base**
- **Significant cost synergies**
- **Strong ROIC**



End Market
Downstream
100%
Product Portfolio
Fluidic Catalytic Cracking Valves
30%
Decoking Valves
70%
Projects/Aftermarket
Capital Projects
59%
Aftermarket
41%

Source: 2015 Management Reports

CIRCOR Group Simplification

- **Better aligns organization with end markets**
  - Customers and channels better aligned with commercial teams
  - Facilitates customer intimacy
  - Targeted growth priorities

- **Creates a more focused 'Energy' segment**
  - Includes recent acquisition of CFS
  - Primarily serves the oil & gas market

- **Establishes 'Advanced Flow Solutions' segment**
  - Includes Aerospace & Defense and Control Valves businesses
  - Creates a diversified flow control technology platform
  - Clear commercial alignment with end markets
    - Aerospace, defense, power, process and industrial
  - Serves as a platform to acquire and integrate innovative technologies in adjacent and converging flow control markets

- **Expect to report financial results in new segments beginning in Q4 2016**

CIRCOR Group Simplification

TODAY

Energy Segment (75%)


Power
Midstream
Downstream
Upstream
Industrial

Aerospace & Defense Segment (25%)


Industrial
Defense
Commercial

New Segments

Energy Segment (60%)


Other
Midstream
Upstream
Downstream

Advanced Flow Solutions Segment (40%)


Commercial
Defense
Power
&
Process
Industrial

Q3 2016 Energy Segment Highlights

($ millions)

	Reported	Adjusted*	YOY Change*
Net revenues	99.8	99.8	(19%)
Operating income	7.7	11.4	(7.6)
Operating margin	7.7%	11.4%	(400) bps

- **Revenues decreased 19%**
  - Lower upstream distributed valve and instrumentation sales
  - Large international projects volume down
  - Unfavorable FX impact of ~$0.4 million
- **Adjusted operating margin decreased 400 bps**
  - Reduced volume, primarily distributed valves
  - Continued productivity, sourcing and restructuring savings

** Adjusted to exclude restructuring and special charges. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures is available in the Company's third-quarter 2016 news release available on its website at www.CIRCOR.com*

Q3 2016 Aerospace & Defense Segment Highlights

($ millions)

	Reported	Adjusted*	YOY Change*
Net revenues	35.0	35.0	(4%)
Operating income	2.3	3.4	0.1
Operating margin	6.7%	9.7%	60 bps

- **Revenues decreased 4%**
  - 1% decline excluding unfavorable FX of $0.8 million
  - Lower defense program shipments
  - Higher fluid controls sales
- **Adjusted operating margin increased 60 bps**
  - Continued benefit from productivity and restructuring actions
  - Partially offset by lower volume and supplier quality impact

** Adjusted to exclude restructuring and special charges. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures is available in the Company's third-quarter 2016 news release available on its website at www.CIRCOR.com*

Q3 P&L Highlights

(in millions, except per share data)

	Q3 2016			Q3 2015		
	Reported GAAP	Restructuring & Special Charges	Adjusted	Reported GAAP	Restructuring & Special Charges	Adjusted
Sales	134.8	-	134.8	159.3	-	159.3
Operating Income (Loss)	3.5	4.7	8.2	(3.5)	19.7	16.2
Net Interest (expense)	(0.6)	-	(0.6)	(0.8)	-	(0.8)
Other (Expense) Income	(0.2)	-	(0.2)	0.6	-	0.6
Pre-Tax Income (loss)	2.7	4.7	7.5	(3.8)	19.7	15.9
Benefit from (provision for) taxes	1.7	(1.5)	0.2	(4.3)	(1.0)	(5.3)
Net Income (loss)	4.4	3.2	7.6	(8.1)	18.7	10.6
Tax Rate	-61.0%		-2.1%	-114.3%		33.2%
Diluted EPS	0.27	0.19	0.46	(0.49)	1.13	0.64
Weighted Avg. Diluted Shares	16.6		16.6	16.5		16.5

CIRCOR

Cash Flow and Debt Highlights

($ millions)

	Q3 YTD 2016	FY 2015
Cash Flow from Operations	39.0	27.1
Capital Expenditures, net	(9.6)	(10.5)
Free Cash Flow	29.4	16.6
	2-Oct-16	**31-Dec-15**
Total Debt	92.4	90.5
Cash and Cash Equivalents	84.9	54.5
Net Debt	7.5	36.0
Net Debt to Equity	2%	9%

Q4 2016 Guidance as of October 28, 2016

($ millions, except per share data)

	Q4 2016	
	Low	**High**
Net Revenue	$145	$155
Expected Adjusted Earnings Per Share	$0.35	$0.45
Expected Special / Restructuring Charges Per Share:		
- Restructuring charges	($0.02)	($0.01)
- Special charges – M&A related	($0.12)	($0.11)
- Special charges – non-cash pension settlement	($0.18)	($0.17)

Earnings per share based on expected diluted common share count

Assumes current exchange rates and tax rate of 27% - 28%

Expected Special Charges – M&A related includes expected deal expenses related to Critical Flow Solutions and amortization of Schroedahl related intangibles. It does not reflect intangible amortization expense related to the acquisition of Critical Flow Solutions which will be recorded in the fourth quarter, the amount of which is not known at this time.

Restructuring Actions Summary

($ millions)

	Annualized Savings	2016 Savings	2017 Savings	Status
Actions Announced in 2016	6	2	4	Ongoing
Actions Announced in 2015	21	9	-	Complete
A&D California Machining Center	3	1	2	Complete
Brazil (Operating loss)	4	4	-	Complete
China Operations	2	1	1	Ongoing
Total	36	17	7	

Note: Restructuring actions include both structural and volume-related reductions in force.